As filed with the Securities and Exchange Commission on November 9, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Southwest Bancorporation of Texas, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0519693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 POST OAK PARKWAY

HOUSTON, TEXAS 77027
(713) 235-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

P. Allan Port

Executive Vice President, General Counsel and Secretary
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Arthur H. Rogers
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
(713) 651-5151

    Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered (1)	Unit (2)	Price	Registration Fee

Common Stock, par value $1.00 per share	2,000,000	$23.05	$46,100,000	$5,840.87

(1)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to 457(c) on the basis of the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Stock Market on November 2, 2004.

(2)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Southwest Bancorporation of Texas, Inc. may not sell these Securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2004

PROSPECTUS

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

2,000,000 Shares of Common Stock, $1.00 Par Value

     With this Prospectus, we are offering you the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows our existing shareholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

     Mellon Bank, N.A. (the “Administrator”) administers the Plan. We tell the Administrator whether to buy shares directly from us or in the open market. The price of shares to participants depends upon the source:

•	If the shares in connection with dividend reinvestments are purchased in the open market, the share price is the average price per share of the shares purchased.

•	If the shares in connection with dividend reinvestments are purchased from us, the share price is the average of the daily high and low sales price quoted on The Nasdaq Stock Market on the date the shares are purchased.

•	If the shares in connection with optional cash purchases or initial investment purchases (not greater than $10,000) are purchased in the open market, the share price is the average per share price of the shares purchased.

•	If the shares in connection with optional cash purchases or initial investment purchases (not greater than $10,000) are purchased from us, the share price is the average of the daily high and low sales price quoted on The Nasdaq Stock Market on the date the shares are purchased.

•	If the shares are purchased in connection with optional cash purchases or initial investment purchases for which a waiver has been received from the Company such that investment may be greater than $10,000, the share price is the average of the daily high and low sales price quoted on The Nasdaq Stock Market for a ten (10) day period prior to the date the shares are purchased. In addition, we may offer a discount ranging from 0% to 5% of the price determined during this pricing period.

     The address of our executive offices is 4400 Post Oak Parkway, Houston, Texas 77027, and our telephone number is (713) 235-8800.

     Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” at page 3 of this Prospectus for more information. We suggest you retain this Prospectus for future reference.

     The Company’s common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed for trading on The NASDAQ Stock Market (“NASDAQ”) under the trading symbol “SWBT.” On November 2, 2004, the last reported sale price of the Company’s common stock on NASDAQ was $23.05 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2004.

      You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering the offered securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

      In this prospectus, unless otherwise specified, the “Company,” “we,” “us” and “our” refer to Southwest Bancorporation of Texas, Inc., a Texas corporation. The “Bank” refers to Southwest Bank of Texas National Association, a subsidiary of the Company.

ii

RISK FACTORS

      Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

      The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

      If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

      If you decide to withdraw from the Plan, the Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional shares. If you request to sell any or all of your shares, you will not be able to direct the time or price at which your shares are sold. The price of your shares may decline between the time you decide to sell your shares and the time of actual sale.

Risks Related to Our Company

Our success is dependent to a significant extent upon general economic conditions in the Houston metropolitan area.

      The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond our control. During the mid-1980’s, severely depressed oil and gas prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the local economy has improved in part due to its expansion into non-energy related industries. As the Houston economy has diversified away from the energy industry, however, it has become more susceptible to adverse effects resulting from recession in the national and international economies. Economic recession over a prolonged period of time in the Houston area could cause significant increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the local economy would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Our earnings depend to a substantial extent on “rate differentials.”

      Our earnings depend to a substantial extent on “rate differentials,” i.e., the differences between the income we receive from loans, securities and other earning assets, and the interest expense we pay to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. For example, in an expanding economy, loan demand usually increases and the interest rates charged on loans usually increase. Increases in the discount rate by the Federal Reserve Board usually lead to rising interest rates, which affect our interest income, interest expense and securities portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect our cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. The nature, timing and effect of any future changes in federal monetary and fiscal policies on us and our results of operations are not predictable.

The banking industry is highly competitive.

      The banking industry is highly competitive, and our profitability depends principally upon our ability to compete in the Houston metropolitan area. In addition to competing with other commercial and savings banks and savings and loan associations, we compete with credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and governmental organizations that may offer subsidized financing at lower rates than those we offer. Many of our competitors have significantly greater financial and other resources than ours. Although we have been able to compete effectively in the past, no assurance can be given that we will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. It is possible for the United States Congress to enact legislation that may further increase competitive pressures on us. Competition from both financial and non-financial institutions is expected to continue.

Bank holding companies and banks operate in a highly regulated environment.

      Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by federal and state regulatory agencies. We are subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. Our subsidiary, the Bank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency (the “OCC”) and, as a result of the insurance of its deposits, the Federal Deposit Insurance Corporation. These regulations are intended primarily for the protection of depositors, rather than for the benefit of investors. We and the Bank are subject to changes in federal and state law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and the Bank in the future.

      Federal Reserve Board policy requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries and commit resources to their support. The Federal Reserve Board has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this “source of strength” regulation, which could have the effect of decreasing funds available for distributions to shareholders.

      Our principal source of funds is cash dividends from the Bank. The payment of dividends by the Bank to us is subject to restrictions imposed by federal banking laws, regulations and authorities. Without approval of the OCC, dividends in any calendar year may not exceed the Bank’s total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus or to a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank’s cumulative net profits after deducting bad debts in excess of the allowance for loan losses. As of September 30, 2004, approximately $174,250,000 was available for payment of dividends by the Bank to us under these restrictions without regulatory approval.

      The federal banking statutes also prohibit a national bank from making any capital distribution (including a dividend payment), if, after making the distribution, the institution would be “undercapitalized,” as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business, as determined by the agency. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending upon the financial condition of the Bank. Regulatory authorities could also impose administratively stricter limitations on the ability of the Bank to pay dividends to us if such limits were deemed appropriate to preserve the Bank’s capital.

The integration of companies that we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of acquisitions.

      Part of our business strategy is to grow through acquisitions. When companies are acquired, we may not be able to integrate or manage these businesses to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

Part of our business strategy is to grow through acquisitions, which could expose us to adverse economic developments specific to areas outside our core Houston metropolitan market.

      Part of our business strategy includes acquiring additional banks and financial institutions that complement our existing base of operations. This activity may increase our exposure to adverse economic developments specific to areas outside our core Houston metropolitan market, especially as acquired business units grow and contribute materially to our overall operations. Business units affected by adverse economic developments in these areas may require support for our other operations, resulting in a materially negative impact on our overall business, financial condition, results of operation, or liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

      Certain of the matters discussed in this document and in documents incorporated by reference herein, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

      The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

      The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation (a) the effects of future economic conditions on the Company and its customers; (b) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (c) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (d) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; (e) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (f) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (g) technological changes; (h) acquisitions and integration of acquired businesses; (i) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; and (j) acts of war or terrorism. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after the distribution of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      As required by the Securities Act of 1933, the Company filed a registration statement (No. 333-                    ) relating to the securities offered by this prospectus with the Securities and Exchange Commission (“SEC”). This prospectus is a part of that registration statement, which includes additional information. The Company files annual, quarterly and current reports, proxy statements and other information with the SEC (Commission File No. 000-22007). You may read and copy any document the Company files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

      The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that the Company files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(c) Current Reports on Form 8-K filed on February 2, 2004, May 20, 2004 (excluding information furnished pursuant to Item 9 and the related Exhibit 99.2), June 18, 2004, September 28, 2004, October 1, 2004, and October 22, 2004; and

(d) The description of our common stock contained in our Form 8-A filed on January 17, 1997.

      All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Controller
Southwest Bancorporation of Texas, Inc.
4400 Post Oak Parkway
Houston, Texas 77027
(713) 235-8800

      You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. We have not authorized anyone to provide you with different information. We are not making an offer of the offered securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

OUR BUSINESS

      Southwest Bancorporation of Texas, Inc. was incorporated as a business corporation under the laws of the State of Texas on March 28, 1996, for the purpose of serving as a bank holding company for the Bank. The holding company formation was consummated and the Company acquired all of the outstanding shares of capital stock of the Bank as of the close of business on June 30, 1996. Based upon total assets as of December 31, 2003, the Company ranks as the largest independent bank holding company headquartered in the Houston metropolitan area. The Company’s headquarters are located at 4400 Post Oak Parkway, Houston, Texas 77027, and its telephone number is (713) 235-8800. The Company’s internet address is www.swbanktx.com. The Company makes available through its website, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after filing with the Securities and Exchange Commission. The information on our website is not, and you must not consider such information to be, a part of this prospectus.

      The Company seeks credit opportunities of good quality within its target market that exhibit positive historical trends, stable cash flows and secondary sources of repayment from tangible collateral. The Company extends credit for the purpose of obtaining and continuing long-term relationships. Lenders are provided with detailed underwriting policies for all types of credit risks accepted by the Company and must obtain appropriate approvals for credit extensions in excess of conservatively assigned individual lending limits. The Company also maintains strict documentation requirements and extensive credit quality assurance practices in order to identify credit portfolio weaknesses as early as possible so any exposures that are discovered might be reduced.

      The Company has two operating segments: the Bank and Mitchell Mortgage Company L.L.C. (“Mitchell”). Each segment is managed separately because each business requires different marketing strategies and each offers different products and services.

      The Bank provides a complete range of retail and commercial banking services that compete directly with major regional and money center banks. Loans consist of commercial loans to middle market and small businesses, loans to individuals, commercial real estate loans, residential mortgages, and construction loans. In addition, the Bank offers a broad array of fee income products including customized cash management services, investment and capital market products and services, trust and private banking services, accounts receivable financing, letters of credit, and merchant card services. The Bank develops business through, among other things, an active calling program by both product specialists and lenders.

      The Company originates residential and commercial mortgage loans both for its own portfolio and to sell to investors with servicing rights retained through its ownership of Mitchell. Mitchell also purchases mortgage servicing rights, provides residential and commercial construction financing to builders and developers, and acts as a broker in the origination of multi-family and commercial real estate loans. Mitchell has production offices in Fort Bend and Montgomery Counties, Texas, with corporate offices in The Woodlands, Texas. Mitchell is an approved seller/servicer for Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) and an approved issuer of Government National Mortgage Association (“GNMA”) mortgage-backed securities. Mitchell is also a HUD-Approved Title II nonsupervised mortgagee.

USE OF PROCEEDS

      The net proceeds we realize from sales of our authorized and unissued shares of common stock pursuant to the Plan will be used for general business purposes. Until the proceeds are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some of which may not be investment grade. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants.

THE PLAN

Description of the Plan

Who is eligible to participate in the Plan?

      New investors and existing shareholders of the Company are eligible to participate in the Plan.

How does a new investor participate in the Plan?

      If you are a new investor and would like to participate in the Plan, please read this Prospectus before you invest. Once you have read this Prospectus, you may complete the enclosed enrollment form and mail it to the Administrator in the envelope provided. Alternatively, you may enroll on-line through Investor ServiceDirect® at www.melloninvestor.com. Simply click the “Stock Purchase Plans” button at the “easy search” screen, then select the ticker symbol button and enter “SWBT”. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.

      New investors can participate in the Plan by making an initial investment in our common stock of not less than $250 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). If you are a new investor with an initial investment of less than $10,000, you may make an initial investment by doing either of the following:

•	Authorizing an electronic debit of at least $250 but not more than $10,000 from your U.S. bank account. This alternative is available to on-line investors only.

•	Mailing a check or money order for at least $250 but not more than $10,000 to the Administrator along with your enrollment form. Please make the check or money order payable to SWBT/ Mellon Bank.

      The purchase price for shares purchased with an initial investment of not less than $250 up to a maximum of $10,000 will be equal to the market price. See “Purchases and Pricing of Shares” for a description of how the market price is determined. If you request a waiver and we approve it, your initial investment may exceed $10,000. See “Optional Cash Payments and Initial Investments in Excess of $10,000 — Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

How does an existing shareholder participate in the Plan?

      Enrollment is available on-line through Investor ServiceDirect® at www.melloninvestor.com. See “Administration” for information on how to access Investor ServiceDirect®. Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

      You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Except in unusual circumstances, the record date will be approximately 15 days in advance of the dividend payment date.

      You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any cash dividends to you by check or automatic deposit to a bank account that you designate.

As an existing shareholder, what are my investment options under the Plan?

      Once enrolled in the Plan, you may elect to do the following:

•	Reinvest all or a portion of your dividends in additional shares of our common stock.

•	Make optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $250.

      The purchase price for shares purchased with reinvested dividends and optional cash payments up to $10,000 per month will be equal to the market price. See “Purchases and Pricing of Shares” for a description of how the market price is determined. You may make optional cash payments in excess of $10,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts of up to 5%.

How do I make an optional cash payment under the Plan?

      If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $50, and the total of all optional cash payments may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted).

Who is the administrator of the Plan?

      Mellon Bank, N.A. (the “Administrator”) administers the Plan. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer, will provide certain administrative support to the Administrator. If you have questions regarding the Plan, please write to the Administrator at: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Administrator at 1-877-484-5037 (if you are inside the United States or Canada) or 1-201-329-8660 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect®. See “Administration” for more information regarding Investor ServiceDirect® and the administration of the Plan.

When are funds invested under the Plan?

      The investment date for initial investments and optional cash payments will be the dividend payment date for months in which a dividend is payable (generally, on or about the 15th day of March, June, September and December). For those months in which a dividend is not payable, the investment date for initial investments and optional cash payments will be the 15th day of the month, or the next succeeding business day if the 15th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

How do I make optional cash payments or an initial investment in excess of the maximum monthly amount?

      If you wish to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “Optional Cash Payments and Initial Investments in Excess of $10,000 — Request for Waiver” for more information.

Who pays the brokerage trading fees and other expenses?

      We will pay all brokerage trading fees and other charges on shares purchased through the Plan. You may be responsible for certain charges if you withdraw from the Plan.

Purpose

      The purpose of the Plan is to provide a convenient and economical way for our shareholders to invest all or a portion of their cash dividends in additional shares of our common stock. The Plan also allows our shareholders and new investors to purchase shares of our common stock.

Eligibility of New Investors

      If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $250 up to a maximum of $10,000. You may make an initial investment in excess of $10,000 only if we grant your request for waiver. New investors may join the Plan by completing the enclosed enrollment form and delivering it, along with an initial investment, to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How does a new investor participate in the Plan?” for more information on how to make an initial investment through Investor ServiceDirect®.

Eligibility of Existing Shareholders

      Eligible shareholders may join the Plan by completing an enrollment form and delivering it to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How do I make an optional cash payment under the Plan?” for more information on how to make an optional cash payment through Investor ServiceDirect®.

      If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from “street name.”

      If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.

Administration

      Mellon Bank, N.A. (the “Administrator”) administers the Plan. Certain administrative support will be provided to the Administrator by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer.

      You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect®. To access Investor ServiceDirect® please visit the Mellon Investor Services website at: www.melloninvestor.com

      To gain access, you will need a password, which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

      You can contact shareholder customer service toll-free within the United States and Canada at: 1-877-484-5037.

      If you are calling from outside the United States or Canada, please contact shareholder customer service at: 1-201-329-8660.

      An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

      You may write to the Administrator at the following address:

Mellon Bank, N.A.

c/o Mellon Investor Services
P.O. Box 3338 South Hackensack, NJ 07606-1938

      Please include a reference to Southwest Bancorporation of Texas, Inc. in all correspondence.

Purchases and Pricing of Shares

      The market price for purchases of shares with reinvested dividends, initial investments up to $10,000 and optional cash payments up to $10,000 per month will be equal to the average purchase price, if purchased on the open market, or the average of the daily high and low prices of our shares, as quoted by NASDAQ as published in The Wall Street Journal, for the investment date if the shares are purchased directly from us.

      If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $10,000 for any month or an initial investment in excess of $10,000 will be determined by the Administrator. See “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

      For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 15th day of March, June, September and December. For those months in which we do not pay a dividend, the investment date will be the 15th day of the month, or the next succeeding business day if the 15th falls on a weekend or holiday. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

      Except for certain charges incurred in connection with withdrawal from the Plan, there are no brokerage trading fees or other charges on shares purchased through the Plan.

Participation

      Any eligible shareholder and new investor may join the Plan by completing an enrollment form and returning it to the Administrator at: Mellon Bank, N.A., c/o Mellon Investor Services, P. 0. Box 3338, South Hackensack, NJ 07606-1938. If you are an eligible shareholder, you may submit an initial optional cash payment of between $50 and $10,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $250 and $10,000 with your completed enrollment form. Alternatively, you may enroll on-line at www.melloninvestor.com. You may make an initial optional cash payment or an initial investment in excess of $10,000 only if we grant your request for waiver.

      If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend (approximately 15 days in advance of the dividend payment date), that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a bank account that you designate and your initial dividend reinvestment will commence with the following dividend.

      Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments.

      You may reinvest all or a portion of the cash dividends paid on your shares of common stock in additional shares of our common stock.

      You may invest by making optional cash payments of not less than $50 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.

      The $50 minimum described above applies only to optional cash payments by Plan participants. New investors must make an initial investment of not less than $250.

      By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan’s terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 15 days in advance of the dividend payment date). If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

      Optional cash payments and initial investments can be delivered to the Administrator in the form of a check or money order made payable to SWBT/ Mellon Bank, or by authorizing electronic transfers from your bank account by accessing your Plan account on-line through Investor ServiceDirect® at www.melloninvestor.com. If you send a check or money order, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35 fee will be assessed for a check or electronic debit that is returned for insufficient funds.

      The Administrator must receive the optional cash payment of an existing shareholder at least one business day prior to the investment date unless a waiver, for payments in excess of $10,000, has been granted. Please see “Purchases and pricing of shares purchased pursuant to a request for waiver” for instructions on payments made with a waiver.

Cost

      We will pay all brokerage trading fees, the annual cost of administration and, unless provided otherwise in this Plan, all other charges incurred in connection with the purchase of shares acquired under the Plan, if any. Certain charges may be incurred by you if you withdraw from the Plan as described below. See “Withdrawal by Participant.”

Date for Investment of Funds Under the Plan

      For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 15th day of March, June, September and December. For those months in which we do not pay a dividend, the investment date will be the 15th day of the month, or the next succeeding business day if the 15th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Discounts

      The discount, if any, on shares purchased pursuant to a request for waiver is described in “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

Initial Investments by New Investors

      New investors can participate in the Plan by making an initial investment in our common stock of not less than $250 up to a maximum of $10,000, unless a request for waiver has been granted (in which case the initial investment may exceed $10,000). An initial investment by a new investor may be made by enclosing a check or money order with the enrollment form. Checks and money orders should be made payable to SWBT/ Mellon Bank. Alternatively, new investors may enroll on-line at www.melloninvestor.com.

      The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Optional Cash Payments by Existing Shareholders

      Every month, you may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $10,000 for the month in which the waiver is granted). The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $250. There is no obligation either to make an optional cash payment in any month or to invest the same amount of cash in each month.

      If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account.

      Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

Use of Multiple Accounts

      If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, or do anything else, regardless of the form, for the purpose of evading the $10,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $10,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $10,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $10,000 limitation.

Optional Cash Payments and Initial Investments in Excess of $10,000 — Request for Waiver

      If you want to make optional cash payments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Administrator’s Waiver Department at 1-917-320-6300 and upon completion, please send it to the Administrator’s Waiver Department via facsimile at 1-917-320-6312.

      We have sole discretion in determining whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, the Administrator will notify you promptly. In deciding whether to approve a request for waiver, we may consider any factors we deem relevant, including, but not limited to, the following:

•	Whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	Our need for additional funds;

•	The attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	The purchase price likely to apply to any sale of common stock;

•	The identity and characteristics of the shareholder submitting the request; and

•	The aggregate number of optional cash payments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

      If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing shareholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

      If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than 10 trading days commencing on a date set by us. Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Administrator will apply all good funds received on or before the first business day before the pricing period to purchase of shares of our common stock. Funds received after this date will be returned to you. You will receive payment instructions from the Administrator when you are notified of waiver approval.

      For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sales prices of our shares, computed up to seven decimal places, if necessary, as quoted on NASDAQ, for the applicable trading days preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by the waiver discount, if any.

      For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to either optional cash payments, initial investments made pursuant to a request for waiver or both. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and, if we do so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

      If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common stock as quoted by NASDAQ for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on NASDAQ. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

      In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on NASDAQ. The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

      The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Administrator’s Waiver Department at 1-917-320-6300 to find out if a threshold price has been fixed or waived for any given pricing period.

      For each pricing period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting the Administrator’s Waiver Department at 1-917-320-6300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $10,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000.

      We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

Number of Shares to be Purchased for the Participant

      The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to four decimal places.

      This Prospectus relates to shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

Source of Shares Purchased Under the Plan

      Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock. However, we reserve the right to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in privately negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. You will pay no service fees, brokerage trading fees or other charges on purchases under the Plan, whether shares are newly issued or purchased in the open market.

Method for Changing Dividend Reinvestment Election

      You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. See “Administration” for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend (approximately 15 days in advance of the dividend payment date).

Withdrawal by Participant

      You may discontinue the reinvestment of your dividends at any time by providing written notice to the Administrator. Alternatively, you may change your dividend election on-line under account management service at www.melloninvestor.com. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, notice must be received by the Administrator on or before the record date for that dividend (approximately 15 days in advance of the dividend payment date). The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. In addition, you may request that all or part of your shares be sold. When your shares are sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold.

      Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

      Generally, an eligible shareholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

Share Certificates and Safekeeping

      Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

      If you own shares of our common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge.

Reports to Participants

      The Administrator will send a transaction notice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.

Responsibilities Under the Plan

      We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or in actions in connection with the administration of the Plan.

      You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

Interpretation and Regulation of the Plan

      We reserve the right to interpret and regulate the Plan.

Suspension, Modification or Termination of the Plan

      We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

Miscellaneous

      Effect of Stock Dividend, Stock Split or Rights Offering. Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

      If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 15 days in advance of the dividend payment date.

      Effect of Transfer of All Shares in Participant’s Name. If you dispose of all the shares of our common stock registered in your name, but do not give notice to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See “Withdrawal by Participant” for more information on how to withdraw from the Plan.

      Voting of Participant’s Shares Held Under Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of shareholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

Limitation of Liability

      The Plan provides that neither we nor the Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	The failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	The purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

      The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes the material U.S. federal income tax consequences applicable to participant in the Plan, which is provided for general information only and is not tax advice. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect.

      This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a participant in the Plan in light of that participant’s particular circumstances. Moreover, this discussion is limited to participants who hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment) and are individual citizens or residents of the United States. This discussion has only limited application to corporations, estates, trusts, nonresident aliens or to participants who may be subject to special treatment under U.S. federal income tax laws, such as tax-exempt organizations, foreign persons or entities, financial institutions, insurance companies, broker-

dealers, participants who hold shares of our common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of our common stock and one or more investments, participants with a “functional currency” (as defined in the Code) other than the U.S. dollar, and participants who acquired shares of our common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the IRS regarding any matter relating to the Plan, and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a participant in the Plan, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Participants that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them resulting from their participation in the Plan.

      THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE PLAN IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of Dividend Reinvestment

      In general, each participant who reinvests his cash dividends under the Plan will recognize the same amount of income for U.S. federal income tax purposes as he would if such cash dividends were not reinvested under the Plan. With respect to shares purchased on the open market or in a privately negotiated transaction, each participant will be deemed to have received a cash distribution equal to the amount of the cash dividend reinvested for such participant under the Plan. With respect to shares purchased from us with reinvested dividends, each participant will be treated as if he received a distribution of shares having a value equal to the amount of cash dividends he could have otherwise received if he did not participate in the Plan. Additionally, for U.S. federal income tax purposes, there will be no difference in the amount or treatment of dividends paid on shares of our common stock held outside the Plan by a participant and such participant’s Plan account shares.

      If shares of our common stock are purchased on the open market or in a privately negotiated transaction, then the participant’s share of brokerage fees, if any, that we pay will be taxed as an additional distribution to that participant taxable in the same manner as dividends. The information return sent to each participant and the IRS following the end of each year, if so required, will show such amounts paid on each participant’s behalf.

      Distributions described above will constitute taxable dividend income to a participant to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the participant’s tax basis in his shares, or taxable capital gain, after the participant’s tax basis in his shares is reduced to zero.

      A participant’s tax basis in shares (including fractional shares) of our common stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will equal to the amount paid therefor, increased by any brokerage fees treated as an additional distribution to the participant. A participant’s tax basis in shares (including fractional shares) of our common stock purchased from us with reinvested dividends will equal the amount of the cash dividend the participant could have otherwise received. Whether purchased on the open market, in a privately negotiated transaction or from us, a participant’s holding period in such shares (including fractional shares) will begin on the day following the purchase date.

Tax Consequences of Optional Cash Payments

      Generally, a participant will not recognize income for U.S. federal income tax purposes upon the purchase of shares under the Plan with initial or optional cash payments. However, if a participant makes an initial or optional cash payment that is subject to a discount, the participant will be treated as receiving a taxable distribution equal to the amount of the discount. Each such participant should consult his tax advisor to determine the tax treatment to him of any such discount.

      Like dividends that are reinvested under the Plan, participants that make initial or optional cash payments will be deemed to have received a taxable distribution in the amount of the participant’s share of the brokerage commissions, if any, that we pay. Such brokerage commissions will only be incurred on the purchase of shares of our common stock in the open market or in privately negotiated transactions. A participant’s tax basis in shares (including fractional shares) purchased with initial or optional cash payments will have a tax basis equal to the amount of the payments, increased by the amount of brokerage fees, if any, treated as a taxable distribution to the participant with respect to those shares, plus the amount, if any, of any taxable distribution such participant is treated as having received as a result of any discount. A participant’s holding period for the shares (including fractional shares) purchased with initial or optional cash payments will begin on the day following the purchase date.

Tax Consequences of Administration Expenses

      We will take the position that the administrative expenses incurred by the Plan that are paid by us are not constructive distributions to the participants. However, we cannot provide any assurance that the IRS will agree with this position. We have not, nor do we intend to, seek formal advice from the IRS on this issue.

Transfer, Withdrawal and Disposition of Shares

      A participant will generally not recognize any gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or upon the receipt of certificates for whole shares received from the Plan that were credited to his Plan account, either upon his request for the certificates or upon withdrawal from or termination of the Plan.

      A participant will generally recognize gain or loss for U.S. federal income tax purposes when shares acquired under the Plan are sold or exchanged either through the Plan at the participant’s request or by the participant himself after receipt of certificates for shares. A participant will also generally recognize gain or loss when he receives cash payments for fractional shares credited to his Plan account that will occur upon withdrawal from or termination of the Plan. The amount of gain or loss will equal the difference between the amount which the participant receives (net of commissions and fees) for his whole shares or fractional shares and the tax basis thereof. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a long-term or short-term capital gain or loss, depending on the participant’s holding period. In order to determine the tax basis and holding period of shares acquired through the Plan, each participant should retain all of his transaction statements.

Tax Withholding

      Each participant must provide his Taxpayer Identification Number or certify that he is exempt from backup withholding. Failure to provide a correct Taxpayer Identification Number will result in backup withholding at the current federal rate. Withholding also may occur upon notification from the IRS directing the Plan to institute backup withholding. If you are subject to backup withholding, only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. The statements sent to participants will indicate the amount of tax withheld. Likewise, participants selling shares through the Plan who are subject to backup withholding will receive only the net cash proceeds from the sale. We cannot refund amounts withheld. Participants subject to backup withholding should contact their tax advisors for additional information.

Tax Reporting Information

      Following the end of each year, we will send each participant an IRS Form 1099-DIV showing total dividends paid to each participant during the year, whether or not such dividends are reinvested under the Plan. Each participant should retain both statements for tax reporting purposes.

PLAN OF DISTRIBUTION

      Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. Mellon Securities LLC, a registered broker/ dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees, whether shares are newly issued or purchased in the open market. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. Our common stock is currently listed on NASDAQ.

      In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

      Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

      From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

      The validity of the shares of common stock being offered by this Prospectus, as well as certain legal matters relating to us, will be passed upon for us by Fulbright & Jaworski L.L.P.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

      The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$5,841
Printing and engraving expenses*	$50,000
Legal fees and expenses*	$100,000
Accounting fees and expenses*	$50,000
Rating agency fees*	$0
Miscellaneous*	$15,000

Total	$220,841

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification Of Officers And Directors

      The Articles of Incorporation of the Company provide that, subject to certain limitations, its officers and directors (and certain other individuals acting on behalf of the Company) will be indemnified by the Company against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Business Corporation Act (the “TBCA”). Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

      The Company’s Articles of Incorporation provide that a director of the Company will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

Item 16.	Exhibits

Exhibit
No.		Description

3.1	—	Articles of Incorporation of the Company, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-60190).
3.2	—	Bylaws of the Company (Restated as of December 31, 1996)(incorporated by reference to Exhibit 3.2 to Southwest’s Form S-1 Registration Statement No. 333-16509).
3.3	—	Amendments to Bylaws of the Company (incorporated by reference from Exhibit 3.3 to the Company’s Form S-4 Registration Statement No. 333-118108).
4.1	—	Restated Articles of Incorporation (included as Exhibit 3.1).
4.2	—	Bylaws, as amended (included as Exhibits 3.2 and 3.3).
4.3	—	Form of common stock certificate (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-16509)).
5.1	—	Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby (filed herewith).
23.1	—	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm (filed herewith).
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1	—	Powers of Attorney (filed herewith).

Item 17.	Undertakings

      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, that registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

      D. The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 9th day of November, 2004.

SOUTHWEST BANCORPORATION OF TEXAS, INC.

By:	/s/ P. ALLAN PORT

P. Allan Port
Executive Vice President,
General Counsel and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of November, 2004.

Signature	Title

* Walter E. Johnson	Chairman of the Board and Director

* Paul B. Murphy, Jr	Director and Chief Executive Officer (Principal Executive Officer)

* Randall E. Meyer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Laurence L. Lehman III	Senior Vice President and Controller (Principal Accounting Officer)

* Carin M. Barth	Director

* John B. Brock III	Director

* Ernest H. Cockrell	Director

* J. David Heaney	Director

* Paul W. Hobby	Director

* John W. Johnson	Director

Signature		Title

* Barry M. Lewis		Director

* Fred R. Lummis		Director

* Andres Palandjoglou		Director

* Wilhelmina E. Robertson		Director

* Thomas F. Soriero, Sr.		Director

* Stanley D. Stearns, Jr.		Director

*By:	/s/ P. ALLAN PORT P. Allan Port as attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

3.1	—	Articles of Incorporation of the Company, restated as of May 1, 2001 (incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 Registration Statement No. 333-60190).
3.2	—	Bylaws of the Company (Restated as of December 31, 1996) (incorporated by reference to Exhibit 3.2 to Southwest’s Form S-1 Registration Statement No. 333-16509).
3.3	—	Amendments to Bylaws of the Company (incorporated by reference from Exhibit 3.3 to the Company’s Form S-4 Registration Statement No. 333-118108).
4.1	—	Restated Articles of Incorporation (included as Exhibit 3.1).
4.2	—	Bylaws, as amended (included as Exhibits 3.2 and 3.3).
4.3	—	Form of common stock certificate (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-16509)).
5.1	—	Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby (filed herewith).
23.1	—	Consent of Pricewaterhouse Coopers LLP, Independent Registered Public Accounting Firm (filed herewith).
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1	—	Powers of Attorney (filed herewith).